PRELIMINARY OFFERING CIRCULAR DATED NOVEMBER 28, 2016

RAYTON SOLAR, INC.

920 Colorado Ave.

Santa Monica, CA 90401

(310) 458-5900

www.raytonsolar.com

Up to 32,894,736 shares of our Common Stock, par value $0.0001 (“Common Stock”), at a price of $1.52 per share, including up to 1,973,682 shares of Common Stock sold by current securityholders. Sales by current securityholders will not begin until the company has sold at least $7,000,000 worth of its Common Stock.

SEE “SECURITIES BEING OFFERED” AT PAGE 32

Rayton Solar, Inc. is offering a maximum of 32,894,736 shares of Common Stock on a “best efforts” basis without a minimum investment target. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the company and, after the company has sold $7,000,000 worth of Common Stock, selling securityholders will be permitted to sell up to $3,000,000 worth of Common Stock.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

Sales of our Common Stock will commence after the offering statement filed with the Securities and Exchange Commission is qualified. We currently estimate that the sale of these shares will commence on or about , 2016.

There is currently no trading market for our Common Stock.

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These are speculative securities. Investing in our Common Stock involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 6.

	Price to Public	Underwriting discount and commissions (1)	Proceeds to issuer (2)	Proceeds to current securityholders (3)
Per share for sales of $0 to $7,000,000:	$1.52	$0.00	$1.52	$0
Per share for sales of $7,000,000 to $10,000,000:	$1.52	$0.00	$0.00	$3,000,000
Per share for sales of $10,000,000 to $50,000,000:	$1.52	$0.00	$1.52	$0
Total Maximum:	$50,000,000	$0.00	$1.43	$3,000,000

(1)	Rayton Solar does not intend to use commissioned sales agents or underwriters.

(2)	Does not include expenses of the offering, including costs of blue sky compliance, costs of posting offering information on StartEngine.com. See “Plan of Distribution”.

(3)	See the “Plan of Distribution” for details regarding the method of determining when current securityholders may sell their interests.

This offer will terminate on one year from qualification.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The company is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

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In this Offering Circular, the term “Rayton Solar” or “the company” refers to Rayton Solar, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

The Offering Circular Summary highlights information contained elsewhere and does not contain all the information that you should consider in making your investment decision. Before investing in the company’s Common Stock, you should carefully read this entire Offering Circular, including the company’s financial statements and related notes. You should consider among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

The goal of Rayton Solar is to bridge the gap between particle accelerator technology and solar energy production by creating a silicon processing technique that can produce solar modules that are less expensive, but more efficient, than products currently on the market.

Rayton Solar founder Andrew Yakub had a vision of affordable renewable energy for all. He originally conceived of the idea for Rayton Solar, creating the name from the words “sunray” and “proton”, when he realized how important it would be to reduce costs of solar adoption at a pivotal time in our history. He amassed a team of known expert scientists and serial entrepreneurs to bring his vision to life.

Rayton Solar was incorporated as a Delaware corporation on October 17, 2013 for the purpose of designing a manufacturing technology that would produce solar cells for photovoltaic (PV) modules, popularly known as solar panels, with significantly less waste of silicon than current manufacturing processes. Rayton Solar believes that its innovative technological process has the potential to reduce the cost of manufacturing solar panels by upwards of 60% while making them 25% more efficient.

Rayton Solar has the exclusive solar industry rights for the only particle accelerator capable of penetrating silicon at a 3-micron level. This technology was co-engineered with Phoenix Nuclear Laboratory, referred to in this Offering Circular as PNL, and Rayton Solar believes that it is currently the only way to economically create modules that use less than 10 microns of silicon, allowing the use of float-zone silicon – the highest grade silicon. The particle accelerator fires a beam of protons at a silicon ingot, which creates a weakened boundary along a crystalline plane at a depth proportional to the kinetic energy of the protons. A substrate is attached to the silicon ingot, and a thin layer of silicon, referred to as a wafer, can then be separated from the silicon ingot. This uses 50 to 100 times less silicon than the current industry standard method of cutting silicon with a diamond wire, which wastes half the silicon processed. The company’s silicon processing technique used to slice silicon wafers 3-microns thin from a silicon ingot is referred to in this Offering Circular as the “narrow Rayton process.” The particle accelerator in its present form is not, however, capable of producing silicon wafers in the volume necessary for commercial use. One of the purposes of this offering is to provide Rayton Solar with the funds necessary to modify the particle accelerator so that high volume production of silicon wafers is possible.

Once development of the technology is complete, the company will seek to maximize the opportunity in the solar energy market by commercializing this cost-efficient manufacturing concept. While the company intends to produce and market PV modules, it may also market solar cells for producers of PV modules or license out its right to its technology.

In addition to the above-described unique processing technique, Rayton Solar has patented a silicon processing technique for ion implantation and exfoliation on silicon ingots and has patented an ion implantation using float-zone silicon.

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The Offering

The company is offering up to 32,894,736 shares of Common Stock for $1.52 per share, including up to 1,973,682 shares of Common Stock sold by current securityholders. Sales by current securityholders will not begin until the company has sold at least $7,000,000 worth of its Common Stock. See “Plan of Distribution and Selling Securityholders.” The total number of authorized shares of Common Stock is 200,000,000.

The net proceeds of this offering will be used primarily to develop and validate the company’s technology, to purchase certain assets to advance its plan to produce and market PV modules and for general corporate purposes.

The minimum investment size is $500.

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RISK FACTORS

Investing in Rayton Solar’s shares involves risk. In evaluating the company and an investment in the shares, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering Circular. Each of these risk factors could materially adversely affect Rayton Solar’s business, operating results or financial condition, as well as adversely affect the value of an investment in the company’s shares. The following is a summary of the most significant factors that make this offering speculative or substantially risky. The company is still subject to all the same risks that all companies in its industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

The company has realized significant operating losses to date and expects to incur losses in the future.

The company has operated at a loss since inception, and these losses are likely to continue. Rayton Solar’s net loss for 2015 was $725,762. Until the company achieves profitability, it will have to seek other sources of capital in order to continue operations.

The company’s auditor has issued a “going concern” opinion.

The company’s auditor has issued a “going concern” opinion on its financial statements, which means that the auditor is not sure if the company will be able to succeed as a business without additional financing.

To date, the company has not generated revenues from its principal operations and has sustained losses since inception. Because losses will continue until such time that the company can procure equipment and complete development of its manufacturing technology and because the company has no committed source of financing, the company relies on financing to support its operations. These factors, among others, raise substantial doubt about the ability of the company to continue as a going concern within one year after the date that the financial statements are issued.

Throughout 2016, the company intends to fund its operations through the sale of its securities to third parties and related parties. If the company cannot raise additional capital, it may consume all the cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the company. If the company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned operations, which could harm the business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

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If the company cannot raise sufficient funds it will not succeed or will require significant additional capital infusions.

Rayton Solar is offering Common Stock in the amount of up to $50 million in this offering, but may sell much less. After $7 million is raised, the following $3 million will go to the selling securityholders. Even if the maximum amount is raised, the company is likely to need additional funds in the future in order to grow, and if it cannot raise those funds for whatever reason, including reasons outside the company’s control, such as another significant downturn in the economy, it may not survive. If the company does not sell all of the Common Stock it is offering, it will have to find other sources of funding in order to develop its business.

Even if Rayton Solar is successful in selling all of the Common Stock being offered, Rayton Solar’s proposed business will require significant additional capital infusions. Based on its current estimates, Rayton Solar will require at least $35 million to create a 54 megawatt, commonly abbreviated as MW, PV module manufacturing facility. This amount does not include the amount needed to manufacture the PV modules for sale. If planned operating levels are changed, higher operating costs encountered, lower sales revenue received or more time is needed to implement the business plan, more funds than currently anticipated may be required. Furthermore, in order to expand, the company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital infusions may include covenants that give creditors rights over the financial resources of the company or sales of equity securities that will dilute the holders of the company’s Common Stock.

The company has not yet generated any revenues.

Rayton Solar has no revenues generated since its inception. There is no assurance that the company will ever be profitable or generate sufficient revenue to pay dividends to the holders of its Common Stock. The company does not believe it will be able to generate revenues without successfully achieving target market sales for the PV module to large scale project developers, large scale retailers and wholesalers, or contractors. If the company cannot raise enough funds in this financing to manufacture and sell PV modules, it will need to successfully sell its solar cells to PV module manufacturers, which will result in less revenue to the company. If that fails, then it will need to license its current and future patents, assuming the company is granted its patents that are currently pending. Rayton Solar is dependent upon the proceeds of this offering for working capital, including for the manufacture of the PV modules.

The company is an early stage company.

As an early stage company and a company developing a new technology, Rayton Solar may encounter difficulties such as unanticipated problems relating to the development and testing of its product, initial and continuing regulatory compliance, vendor manufacturing costs, production and assembly of its product, and the competitive and regulatory environments in which the company intends to operate. It is uncertain, at this stage of its development, if the company will be able to effectively resolve any such problems, should they occur. If the company cannot resolve an unanticipated problem, it may be forced to modify or abandon its business plan.

Operations could be adversely affected by interruptions of production that are beyond the company’s control.

The company plans to manufacture its own PV modules. However, if it does not raise enough money, it will sell solar cells needed to produce the PV modules, or license the technology instead. Even if it sells solar cells, the company will rely on vendors to provide silicon ingots and other material. If there are interruptions in the ability of a vendor to provide the necessary amounts of silicon ingots, the company will not be able to meet its production.

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If the Joint Development Agreement with Phoenix Nuclear Labs, LLC (“PNL”) is terminated, or if PNL is unable to provide the particle accelerator that is necessary for the silicon penetration, the company’s operations could be adversely affected by interruptions of production. Without the particle accelerator provided by PNL, the company will be unable to produce its product.

The company is dependent on Phoenix Nuclear Labs, LLC for use of the particle accelerator.

The company has a Joint Development Agreement with PNL, for the development of the ion implantation system of the particle accelerator. Although all of the company’s base developments are owned by the company, any technology development through the co-engineering agreement will be owned by PNL who may license the developed technology to third parties. The company relies solely on PNL to provide the particle accelerator and the technology necessary to advance its business.

If the Joint Development Agreement with PNL is terminated, or if PNL is unable to provide the particle accelerator, the company will be unable to produce its product. Although the company may find alternative means to access an identical particle accelerator, the licensing or purchasing costs may have a material adverse effect on the financial status of the company and delay production of the PV modules and solar cells.

Even if the agreement with PNL is not terminated for any reason, the agreement allows PNL to sell the technology to third parties outside the solar industry in exchange for royalty payments that will be made to the company. Allowing others to use the technology could give competitors the chance to produce a product similar or identical to the company’s product.

Developing new products and technologies entails significant risks and uncertainties.

Rayton Solar is currently in the research and development stage and has not yet manufactured or created a PV module manufacturing facility. Delays or cost overruns in the development of the 6MW or 54MW PV module manufacturing facility and failure of the product to meet its performance estimates may be caused by unanticipated technological hurdles, difficulties in scaling up manufacturing to meet demand, changes to design or failure on the part of the company’s suppliers to deliver components as agreed. Any of these events could materially and adversely affect our operating performance and results of operations.

The company has not yet obtained UL certification.

UL certification is an industry standard that assures customers that the company brings safe products and services to the marketplace. Rayton Solar is currently not certified. Although Rayton Solar can sell solar cells to a module manufacturer without the UL certification, the UL certification is required for Rayton Solar to sell solar modules in North America. UL certification is not required to sell solar cell modules abroad, however, other certification will be required if the company plans to sell overseas. Although the company plans to test its product before placing it in the marketplace, there is no guarantee the company will receive UL certification or the certification required by any other country.

State regulation may affect the company’s business.

New state regulations could effect whether or not customers want to buy solar panels. Regulators may want to change the law around net metering, which is a billing mechanism that credits solar energy system owners for the energy they add to the grid. If new billing mechanisms are implemented and new service charges are added, making the maintenance of solar energy more expensive, the market for solar panels may change dramatically and the company may not have a market in which to sell its product.

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Federal regulation may affect the company’s business and may make solar power less desirable.

Potential federal regulations may encourage and fund small businesses to engage in federal research and development that has potential for commercialization may make solar power less desirable. For example, the Small Business Innovation Research (SBIR) program, along with other federally funded programs, aim to provide cost-efficient energy and technology to low-income homes through federal investment and research. Federal involvement and programs may trump the cost-efficiency and technology that Rayton Solar plans to provide to potential customers.

Projected financial data is included in this Offering Circular; projections are frequently inaccurate.

Projected financial data is included in "Management's Discussion and Analysis." Those projected results will only be achieved if the assumptions they are based on are correct. There are many reasons why the assumptions could be inaccurate, including customer acceptance of the company’s products, competition, general economic conditions and Rayton Solar’s own inability to execute its plans. Potential investors should take the assumptions into consideration when reading those projections, and consider whether they think the assumptions are reasonable.

A majority of the company’s Common Stock is owned by the Chief Executive Officer, whose interests may differ from those of the other stockholders.

As of the date of this Offering Circular, Andrew Yakub owns approximately 53.95% of the shares of the company’s issued and outstanding Common Stock and, assuming all of the shares of Common Stock being offered are sold, he will own approximately 44.20% of the shares of the company’s issued and outstanding Common Stock. Therefore, Mr. Yakub will be able to control the management and affairs of the company and most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control, which may not be in the best interest of the company’s other stockholders.

The company depends on key personnel.

Rayton Solar’s future success depends on the efforts of key personnel, especially its founder, Andrew Yakub. The loss of services of any key personnel may have an adverse affect on Rayton Solar. There can be no assurance that Rayton Solar will be successful in attracting and retaining the personnel it requires to develop and market the proposed PV module and conduct its proposed operations.

The company will require intellectual property protection and may be subject to the intellectual property claims of others.

Although the company has obtained a patent to protect the ion implantation using electronic grade silicon obtained by vertical zone melting, or “Float Zone silicon,” the issuance of patents is up to the US Patent and Trademark Office (“USPTO”). There is no guarantee that the company will be granted one or more of the patents for which it has applied or will apply in the future. If one or more of such patents are issued and if a third party challenges the validity of the Rayton Solar patents or makes a claim of infringement against the company, the federal courts would determine whether the company is entitled to patent protection. If Rayton Solar fails to successfully enforce its proprietary technology or otherwise maintain the proprietary nature of its intellectual property used in the PV module production, its competitive position could suffer. Notwithstanding Rayton Solar’s efforts to protect its intellectual property, its competitors may independently develop similar or alternative technologies or products that are equal to or superior to Raytons Solar’s solar photovoltic manufacturing technology without infringing on any of the company’s intellectual property rights or design around their proprietary technologies. There is no guarantee that the USPTO will issue one or more additional patents to Rayton Solar or that any court will rule in Rayton Solar’s favour in the event of a dispute related to Rayton Solar’s intellectual property. In the absence of patent protection, it may be more difficult for Rayton Solar to achieve commercial production of the PV modules.

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If we are unable to protect our intellectual property rights or if our intellectual property rights are inadequate for our technology and products, our competitive position could be harmed.

Our commercial success will depend in large part on our ability to obtain and maintain patent and other intellectual property protection in the U.S. and other countries with respect to our proprietary technology and products. We rely on trade secret, patent, copyright and trademark laws, and confidentiality and other agreements with employees and third parties, all of which offer only limited protection. We will seek to protect our proprietary position by filing and prosecuting patent applications in the United States and abroad related to our novel technologies and products that are important to our business and, to the extent permitted by local law, also record our copyrights and trademarks and take such additional reasonable steps as are available to otherwise protect our trade secrets and other intellectual property.

The steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside the United States. If we are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize technology and products similar or superior to ours, and our ability to successfully commercialize our technology and products may be adversely affected. It is also possible that we will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities until it is too late to obtain patent protection on them.

Because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, issued patents may be challenged in the courts or patent offices in the U.S. and abroad. Such challenges may result in the loss of patent protection, the narrowing of claims in such patents or the invalidity or unenforceability of such patents, which could limit the ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection for technology and products. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing. Therefore, if we file one or more patent applications to protect our technology, we cannot be certain that we will be the first to make the technology claimed in the pending patent applications, or that we will be the first to file for patent protection of such technology.

Protecting against the unauthorized use of patented technology, trademarks and other intellectual property rights is expensive, difficult and may in some cases not be possible. In some cases, it may also be difficult or impossible to detect third-party infringement or misappropriation of our intellectual property rights, even in relation to issued patent claims or recorded copyrights or trademarks, and proving any such infringement may be even more costly and difficult.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and patent protection could be reduced or eliminated for non-compliance with these requirements.

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The United States Patent and Trademark Office, or U.S. PTO, and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Periodic maintenance fees on any issued patent are due to be paid to the U.S. PTO and various foreign national or international patent agencies in several stages over the lifetime of the patent. While an inadvertent lapse can, in many cases, be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance may result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications based on our international patent application, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we apply for patents but fail to maintain the patent applications or any issued patents covering our products, our competitors might be able to enter the market, which would have a material adverse effect on our business.

We may become subject to claims by third parties asserting that we or our employees have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Our commercial success depends upon our ability to develop, manufacture, market and sell our products, and to use our related proprietary technologies without violating the intellectual property rights of others. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products, including interference or derivation proceedings before the U.S. PTO. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue commercializing our products. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Under certain circumstances, we could be forced, including by court order, to cease commercializing the applicable product candidate. In addition, in any such proceeding or litigation, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our products or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their trade secrets could have a similar negative impact on our business.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful, and have a material adverse effect on the success of our business.

Competitors may infringe patents we may acquire or misappropriate or otherwise violate our intellectual property rights, including our trade secrets, even if done inadvertently. To counter infringement or unauthorized use or disclosure, litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others. Also, third parties may initiate legal proceedings against us to challenge the validity or scope of intellectual property rights we own. These proceedings can be expensive and time consuming. Many of our current and potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than we can. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned by us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that the patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more patents at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the value of your investment.

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If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and products could be significantly diminished.

We rely on trade secrets to protect our proprietary technologies to the fullest extent possible. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our current and former employees, consultants, outside scientific collaborators, sponsored researchers, contract manufacturers, vendors and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, we cannot guarantee that we have executed these agreements with each party that may have or has had access to our trade secrets. Any party with whom we executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate or timely remedies for such breaches.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or completely unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they disclose such trade secrets, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third-party, our competitive position would be harmed.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on all of our products throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may be able to export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents or other intellectual property protection, particularly those relating to pharmaceuticals, which could make it difficult for us to stop the infringement of any patents we obtain or the marketing of competing products in violation of our proprietary rights generally. As a result, proceedings to enforce our patent rights in certain foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business, and could be unsuccessful.

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Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable; and

•	the patents of others may have an adverse effect on our business.

The company will face significant market competition.

Rayton Solar will initially be a small producer of solar cells for PV modules in a market that has many large producers and will compete against companies with large marketing budgets and established distribution channels. Rayton Solar’s particle accelerator process potentially competes with a number of accelerator technologies in the United States and abroad. Further, Rayton Solar could face competition from competitors of whom Rayton Solar is not aware that have developed or are developing technologies that will offer alternatives to the particle accelerator. Competitors could develop a particle accelerator that renders Rayton Solar’s technology less competitive than Rayton Solar believes it will become. Many existing potential competitors are well-established, have or may have longer-standing relationships with customers and potential business partners, have or may have greater name recognition, and have or may have access to significantly greater financial, technical and marketing resources. Although Rayton Solar is unaware of any other company that has created a particle accelerator that can penetrate silicon at a 3-micron level, it is possible that another solar company is doing so in secret. At this time Rayton Solar does not represent a significant competitive presence in the solar cells market.

There is no current market for the company’s shares

There is no established public trading market for the resale of Rayton Solar’s Common Stock. However, the company does not have plans to apply for or otherwise seek trading or quotation of the company’s Common Stock on an over-the-counter market. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares of Common Stock as collateral.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares an investor owns.

Immediate dilution

An early-stage company typically sells its securities to its founders and early employees at very low prices because, in most cases, they provide services to the business but are not paid market wages. Likewise, when a business is seeking financing to begin its operations, the prices at which it may sell its securities to early investors, often family members or friends, are low. (Collectively, we refer to the founders and early private placement investors as the “Primary Investors”.) Later in its development, when the business seeks cash investments from new, unrelated investors, like you, the new investors often pay a higher price for their shares than the price paid by the Primary Investors. This means that the book value per share of the Common Stock you purchase is diluted because the book value of per share of all the shares is the same, but you paid more for your shares than the Primary Investors paid for their shares.

The following tables compare the price that investors in this offering will pay for their shares assuming the sale of 25%, 50%, 75% and 100% of the Common Stock we are offering with the effective cash price paid by the Primary Investors.

25% or $12,500,000:

					Average
	Shares Purchased		Total Consideration		Price Per
	Number	Percent	Amount	Percent	Share
Founders	80,500,000	55.27%	$70,500	0.462%	$0.0009
Private placement investors	56,919,968	33.42%	2,683,545	17.592%	$0.0471
New investors	8,223,684	19.31%	12,500,000	81.945%	$1.52
Total	145,643,652	100.0%	$15,254,045	100.0%	$0.1047

50% or $25,000,000:

					Average
	Shares Purchased		Total Consideration		Price Per
	Number	Percent	Amount	Percent	Share
Founders	80,500,000	52.32%	$70,500	0.254%	$0.0009
Private placement investors	56,919,968	36.99%	2,683,545	9.669%	$0.0471
New investors	16,447,368	10.69%	25,000,000	90.077%	$1.52
Total	153,867,336	100.0%	$27,754,045	100.0%	$0.1804

75% or $37,500,000:

					Average
	Shares Purchased		Total Consideration		Price Per
	Number	Percent	Amount	Percent	Share
Founders	80,500,000	49.66%	$70,500	0.175%	$0.0009
Private placement investors	56,919,968	35.12%	2,683,545	6.667%	$0.0471
New investors	24,671,052	15.22%	37,500,000	93.158%	$1.52
Total	162,091,020	100.0%	$40,254,045	100.0%	$0.2483

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100% or $50,000,000:

					Average
	Shares Purchased		Total Consideration		Price Per
	Number	Percent	Amount	Percent	Share
Founders	80,500,000	47.27%	$70,500	0.134%	$0.0009
Private placement investors	56,919,968	33.42%	2,683,545	5.087%	$0.0471
New investors	32,894,736	19.31%	50,000,000	94.779%	$1.52
Total	170,314,704	100.0%	$52,754,045	100.0%	$0.3097

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2015 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

Rayton Solar is offering a maximum of 32,894,736 shares of Common Stock on a “best efforts” basis.

Rayton Solar is not selling the shares through commissioned sales agents or underwriters. The company will use its existing website, www.raytonsolar.com, to provide notification of the offering. Persons who desire information will be directed to www.StartEngine.com, a website owned and operated by an unaffiliated third party that provides technology support to issuers engaging in Regulation A Offerings.

The company will pay StartEngine for its services in hosting the offering of the shares on its online platform. This compensation consists of: (i) $50 per investor in cash paid when such investor deposits funds into escrow; (ii) a warrant to purchase that number of shares of Common Stock determined by dividing (A) the product of (x) the number of individual investors times and (y) $50 by (B) 30% of $1.52 (the issue price to the investors). Start Engine does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying a broad selection of issuers listed on the platform. If each investor were only to invest the minimum subscription amount of $500, the company estimates the maximum fee that could be due to StartEngine for the aforementioned fees would be $5,000,000 if it achieved the maximum offering proceeds. An assumption of $3,000 for the investment amount was used, which corresponds to the current average investment size for reservations during the “test the waters” period, in estimating the fees due in the “Use of Proceeds to Issuer” below.

The company’s Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the startengine.com website.

The company is offering its securities in all states other than Texas, Florida, Arizona and North Dakota. In the event the company makes arrangements with a broker-dealer to sell into these states, it will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission, the company will accept tenders of funds to purchase the shares. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). The funds tendered by potential investors will be held by Provident Trust Group LLC, the escrow agent, and will be transferred to the company upon closing. A closing will occur each time the company accepts funds (after the first closing, directly from the investors). Upon closing, funds tendered by investors will be made available to the company for its use.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence). The subscription agreement must be delivered to Rayton Solar and you may either mail or wire funds for the subscribed amount in accordance with the instructions stated in the subscription agreement.

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The company has agreed to pay FundAmerica LLC, a technology service provider, a license fee of $500 per month and $7.50 per transaction processed. In addition, the company will pay FundAmerica LLC (i) $500 for escrow account set up fee, (ii) $25 per month for so long as the Offering is being conducted, but in no event longer than two years ($600 in total fees), (iii) $2 per domestic investor for anti-money laundering check (up to $60 for international investors), (iv) $5.00 per investor (one-time accounting fee upon receipt of funds), (v) a cash management fee of 0.0025% of funds processed and (vi) any applicable fees for fund transfers (ACH $0.50, check $10, wire $15 or $35 for international). FundAmerica Stock Transfer LLC, an affiliate of FundAmerica LLC, will serve as transfer agent to maintain stockholder information on a book-entry basis and will charge $25 per month.This assumption for the investment amount was used in estimating the fees due in the “Use of Proceeds to Issuer” below.

Selling Securityholders

Securities will be sold for the account of certain selling securityholders. The selling securityholders will sell up to an aggregate amount of 1,973,682 shares of Common Stock. As of the date of this Offering Circular, all of the consideration owed to Rayton Solar for the issuance of the Common Stock held by the selling securityholders has been received.

Below is a table of the current beneficial holders of the Common Stock of Rayton Solar. Sales by the selling securityholders will not begin until after the company has received $7,000,000 in gross sales of its Common Stock in this Offering. To provide additional detail on the selling securityholders, the table includes information on sales made at gross sales of $8.5 million and $10 million in this Offering.

Current Security Holder	Common Stock Held	Common Stock Held After $7,000,000	Common Stock Held After $8,500,000	Common Stock Held After $10,000,000
Andrew Yakub	80,500,000	80,500,000	80,171,053	79,842,106
Marooned, Inc.	30,523,432	30,523,432	30,194,485	29,865,538
Phos, LLC	13,009,198	13,009,198	12,860,251	12,351,304

Total	124,032,630	124,032,630	123,225,789	122,058,948

The following shows how many shares of Common Stock each securityholder will be selling:

Selling Securityholders:	Shares of Common Stock
Andrew Yakub	657,894
Marooned, Inc.	657,894
Phos, LLC	657,894

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USE OF PROCEEDS TO ISSUER

The company estimates that, at a per share price of $1.52, the net proceeds from the sale of the 32,894,736 shares in this offering will be approximately $43,025,026, after deducting the estimated offering expenses of approximately $3,974,974 (including, payment to StartEngine, FundAmerica LLC, marketing, other legal and accounting professional fees and other expenses).

The proceeds will be used to repay $150,000 in debt to ReGen America, Inc., 50% of which is owned by Mr. Yakub, incurred for the payment of a co-engineering development fee. See, “Interest of Management and Others in Certain Transactions - ReGen America, Inc. Long-Term Convertible Debt Agreement”.

The table below shows the net proceeds the company would receive from this offering assuming the sale of 25%, 50%, 75% and 100% of the Common Stock we are offering. There is no guarantee that we will be successful in selling any of the Common Stock we are offering.

	25%	50%	75%	100%
Common stock sold	8,223,684	16,447,368	24,671,052	32,894,736
Gross proceeds	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Selling Securityholders	$3,000,000	$3,000,000	$3,000,000	$3,000,000
Offering expenses	$1,244,993	$2,154,987	$3,064,980	$3,974,974
Net proceeds to the company	$8,255,007	$19,845,013	$31,435,020	$43,025,026

The table below sets forth the manner in which the company intends to use the net proceeds it receives from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Common Stock the company is offering. All amounts listed below are estimates.

	25%	50%	75%	100%
Payment of loans from ReGen America, Inc.	$150,000	$150,000	$150,000	$150,000
Equipment	$2,835,000	$8,910,000	$13,975,000	$19,200,000
PV materials	$770,000	$3,510,000	$5,500,000	$7,500,000
Salaries and wages, including research and development costs	$1,455,000	$2,420,000	$3,795,000	$5,225,000
Rent, utilities and overhead	$322,270	$375,000	$425,000	$500,000
Patents, engineering, and lab fees	$170,000	$300,000	$420,000	$500,000
Miscellaneous expenses (including legal, public relations, and other vendor expenses)	$120,000	$390,000	$600,000	$800,000
Discounts and returns	$59,400	$185,000	$290,000	$400,000
Operating funds	$2,373,337	$3,605,013	$6,280,019	$8,750,026
TOTAL	$8,255,007	$19,845,013	$31,435,020	$43,025,026

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Depending on the amount of Common Stock sold in the offering, the company intends to purchase various quantities of the following equipment, which is critical to its business operations strategy.

Assets
Particle Accelerator	$2,300,000 (Phoenix Nuclear Laboratories)
RTA Machinery	$300,000 (Various Vendors)
PV Raw Material	$50,000 (Various Vendors)

For example, if the company is able to raise $35 million in this offering, it plans to use $18.4 million to purchase 8 particle accelerators and exponentially more raw material supplies to manufacture 54MW PV modules.

The company reserves the right to change the above use of proceeds if management believes it is in the best interest of the company.

The allocation of the net proceeds of the offering set forth above represents the company’s estimates based upon its current plans, assumptions it has made regarding the industry and general economic conditions and its future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of the company’s management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of the company’s actual expenditures will depend upon numerous factors, including market conditions, cash generated by the company’s operations (if any), business developments and the rate of the company’s growth. The company may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that the company does not raise the entire amount it is seeking, then the company may attempt to raise additional funds through private offerings of its securities or by borrowing funds. The company does not have any committed sources of financing.

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THE COMPANY’S BUSINESS

Overview

Rayton Solar was incorporated in the State of Delaware on October 17, 2013. The company’s goal is to develop the most cost-efficient source of renewable energy through ion implanted, ultra-thin, float zone silicon photovoltaic modules (“PV Modules”). Photovoltaics (“PV”) is a method of converting solar energy into direct current electricity using semiconducting materials that exhibit the photovoltaic effect.A solar photovoltaic module (solar panel) is composed of individual photovoltaic cells (solar cells). This crystalline-silicon module comprises 60 solar cells and has an aluminum frame and glass on the front. A photovoltaic system employs solar panels composed of a number of solar cells to supply usable solar power.

With the use of solar energy increasing after the US economic downturn post-2007, and tax incentives ending in 2016, the company seeks to maximize the opportunity in the solar energy market by commercializing the manufacturing concept described below, which the company believes will be more cost effective and efficient than current manufacturing techniques.

Principal Products and Services

Rayton Solar intends to use its technology to develop, manufacture, and sell ion implanted, ultra-thin, float zone silicon PV modules to wholesalers, contractors, developers, and consumers of solar energy panels.

Technology

Solar energy is expensive because of the existing technique used to create PV modules, which creates silicon waste. Currently, companies use a diamond wire cutting process to create these modules. This process uses 50 to 100 times more silicon than is needed for the silicon to be a charge carrier. The waste is created because half of the silicon ingot is sawed into dust during the manufacturing process, and because the process cannot slice the silicon thinner than 150-200 microns. The company believes that its technology, as described below, will create modules more efficiently than the solar industry average with zero silicon waste compared to the industry’s current 40-50% waste of the silicon ingot.

Using the particle accelerator co-developed with PNL, Rayton Solar is able to achieve close to zero waste and create cost-efficient PV modules using the following manufacturing technology and process:

Step 1: Ion implantation via the particle accelerator. The particle accelerator is currently capable of producing 6MW PV modules a year.

Protons are implanted 3 microns deep into the silicon ingot.

Step 2: Rapid thermal annealing.

The implanted silicon is then annealed to a substrate directly off the ingot.

Step 3: Silicon exfoliation.

The annealed silicon is separated from the ingot without any waste.

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Step 4: Phosphorus diffusion, wiring, laminating, texturing, and testing.

The annealed silicon then goes through an assembly line, where phosphorus diffusion is conducted on the cell to create a negative charge, the cell is wired via screen printing, laminated with glass and tested.

Engineering and Development to Date

Rayton Solar has been successful in manufacturing solar cells using the particle accelerator. However, in order to produce solar cells at the rate of 150 per hour, which is the industry standard, the particle accelerator must be modified. The company intends to use the proceeds of this offering to build a robotic system that will allow the particle accelerator to produce solar cells at the industry rate.

Furthermore, once the company has finalized its design on its solar panel, it must then go through UL certification in order to be able to sell the panels in the US market. Although Europe, China, India and other countries do not require UL certification, they each have their own certification processes which the company must satisfy before it can sell the panels in those countries.

Management

Information about the company’s management can be found in “Directors, Executive Officers and Significant Employees”.

Market and Competition

The solar energy market is a global market whose primary customer base focuses on family homes and commercial developments. The company believes these users place a significant premium on the value of renewable energy and have demonstrated a willingness to pay for energy saving PV modules that also reduce energy costs. With current government subsidies decreasing in 2016 and energy costs rising in the economic market, the potential cost-saving mechanism of more cost-efficient solar energy is the projected future.

In this highly competitive industry, Rayton Solar plans to be a competitive wholesaler and sell its product to various retail installers including Solar City, Vivint, Verango, Solar World, and Petersen Dean. However, it does not yet have agreements to sell to such retail installers.

PV Module Market and Competition

Rayton Solar plans to enter the $24.2 billion renewable energy market with competitors such as First Solar, Yingli Solar, Jinko Solar, SunEdison, and SunPower. Rayton Solar expects its customers not to be individual homeowners, but rather, project developers, electrical contractors, and wholesalers who built and develop large residential and commercial structures and install solar panels.

Solar Cells Market and Competition

In the event Rayton Solar does not enter into the PV module market it will initiate the sale of solar cells. The solar cell industry has a current market size of $4.1 billion with competitors such as BSEnergy, Risen Energy, Nice Sun PV, Unitech, and WenZhou Solar. The manufactures of PV modules such as the companies discussed above are currently the primary consumers of solar cells.

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PV Material/Machinery/Suppliers

Rayton Solar will need a particle accelerator, Rapid Thermal Annealing (RTA) machinery which heats up silicon and is the catalyst for the exfoliation process, an assembly line which takes the final PV cell and puts it into a PV module, a Plasma Enhanced Chemical Deposition (PECD) machine, a screen printing machine, and photovoltaic raw material such as silicon ingots and applicable chemicals to manufacture 6MW PV modules. The particle accelerator that the company intends to acquire is provided by PNL and costs $2,300,000 and takes approximately ten months to produce. Rayton Solar will also work with various vendors to obtain RTA machinery, an assembly line, PECD, a screen printing machine, and PV raw material. Upon the acquisition of the particle accelerator and the necessary ancially machinery the Company would engage in six months of rigorous testing before production of any PV cells or PV modules would take place.

If Rayton Solar is able to raise up to $35 million in this offering, it will need 8 particle accelerators and exponentially more raw material supplies to manufacture 54MW PV modules.

Research and Development

Rayton Solar has invested $181,265 in 2015 and $57,775 in 2014 in research and development and in product development. The company’s research and development costs consist primarily of rights to PNL’s base technology and materials for specific testing (as described in the PNL agreement). Rayton Solar used these expenses to work with PNL to modify the PNL’s base technology and create a particle accelerator that is used in the narrow Rayton process to cut silicon ingots into 3-micron thicknesses.

In addition, the company incurred costs to create test cells in the PNL laboratory and conducted thermo-dynamic studies and research for the ion implantation and exfoliation of silicon ingots that are not patented. The company has further conducted studies on nano-texturing for thin-film silicon that could optimize cell efficiency and light trapping.

The particle accelerator is currently not ready to manufacture solar modules commercially because, in its current form, it cannot produce silicon wafers at the rate of 150 per hour, which is standard for the industry. The company must modify the particle accelerator in order to achieve this capacity. The company anticipates that it will require between $600,000 to $800,000 in personnel costs and equipment to design and test the modifications. These costs are incorporated in the table included in “Use of Proceeds” in the categories labeled “Equipment” and “Salaries and Wages”.

PNL is Rayton’s sole producer of particle accelerators, which is the primary piece of equipment used in the company’s manufacturing process. PNL is the only known company to produce the specific type of particle accelerator needed for the manufacturing process. Although other companies may be used to replicate the machinery, it would require a significant amount of both time and money.

Employees

Rayton Solar currently has six full-time at-will employees, Andrew Yakub, Jeff McKay, Davis Darvish, Shawn Hakim, Maysa Mohajer and Ninel Vartanian, and no part-time employees.

The company plans to use proceeds from this offering to hire more employees including a Chief Technology Officer and design engineers.

Regulation

Certification

UL LLC is a global independent safety science company with more than a century of expertise in safety solutions from public adoption of electricity to new breakthroughs in sustainability, renewable energy and nanotechnology. Dedicated to promote safe living and working environments, UL helps safeguard people, products and places.

Rayton Solar’s greatest regulatory hurdle is obtaining a UL certification required to sell solar cell modules. UL certifies, validates, tests, verifies, inspects, audits, advises, and educates to help customers navigate growing complexities across the supply chain.

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To obtain UL certification, Rayton Solar must go through the following procedure: Rayton Solar will request a quote from UL at UL.com at which time, UL will prepare a quote with requirements used for testing, costs and other relevant information. Rayton Solar will review and accept the quote to begin project planning. Once Rayton Solar accepts the quote, UL will send service agreements (if needed) and deposit information (if required). Then Rayton Solar will accept the service agreements and pay the required deposit at which time the project planning will begin and UL will provide details on all required information and samples needed. Rayton Solar must provide UL with all the required product information and necessary samples. UL will complete the project planning and conduct evaluation once it has received all of the information and samples from Rayton Solar. If, after testing is complete, and the product is in compliance, UL will develop an investigation report based on the test results and issue notice of completion.

Even after Rayton Solar shows that it is in compliance, Rayton Solar will need to develop or purchase labels with the UL mark pursuant to UL requirements. Then, UL will carry out an initial production inspection at the manufacturing locations and will continue to do so over the lifetime of UL certification of the product. So long as Rayton Solar is in compliance, it will obtain authorization to use the UL Mark.

Environmental Regulations

Once it begins manufacturing its product, the company may use, generate, and discharge toxic, volatile, or otherwise hazardous chemicals and wastes in its research and development, manufacturing, and construction activities. The company will be subject to a variety of federal, state, and local governmental laws and regulations related to the purchase, storage, use, and disposal of hazardous materials. The company expects to be required to obtain environmental permits necessary to conduct its business. Compliance with these laws and regulations may be costly and may have a material adverse effect on our business and results of operations.

Intellectual Property

The company relies on a combination of patent, trademark, copyright, trade secret, and contractual protections to establish and protect its intellectual proprietary rights.

The company’s intellectual property includes U.S. Patent No. 9,404,198 directed to a process and related apparatus for manufacturing silicon wafers from a solid core ingot by way of ion implantation and exfoliation, which issued August 2, 2016 and is set to expire September 27, 2033; and pending U.S. Appl. No. 14/625,544 (U.S. Publication No. 2015/0159298) directed to a process for manufacturing silicon wafers from float zone silicon, which recently received a Notice of Allowance on August 3, 2016 and is expected to issue before the end of 2016.

Rayton Solar has a co-engineering agreement with PNL for the development of the ion implantation system of the particle accelerator. Pursuant to the agreement with PNL, PNL owns the intellectual property of the developed particle accelerator. Rayton Solar, however, has the exclusive right to this machine in the solar industry and receives a 3.5% royalty if the machine that was co-developed is sold outside of the solar industry. All other components of the manufacturing process, Rayton’s proprietary end station and modified off the shelf solar cell processing equipment belongs to Rayton Solar.

Litigation

The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

THE COMPANY’S PROPERTY

Rayton Solar does not own any real estate or significant assets.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Since our incorporation on October 17, 2013, we have been engaged primarily the development of a proprietary manufacturing technology that produces solar cells for photovoltaic (PV) modules and obtaining loans and funds from investors to fund that development. We are considered to be a development stage company, since the company is devoting substantially all of its efforts to establishing its business and planned principal operations have not commenced.

Operating Results

Rayton Solar has not yet generated any revenues and it does not expect to do so until after receiving UL certification and manufacturing and selling PV modules or solar cells. Manufacturing and selling these products is dependent upon the funds raised in this offering.

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

Operating expenses for the six months ended June 30, 2016 increased by 187% over the six months ended June 30, 2015, reflecting a significant increase in the company’s activity and efforts to advance research and development. General and Administrative expenses increased by 267% from $199,796 to $732,322, primarily as a result of increased salary expenses and legal expenses. Sales and Marketing costs increased from $79,350 to $335,333 due to the company’s initiation of marketing activities in the second half of fiscal year 2015 and increased marketing activities during the first two quarters of 2016.

As a result, Rayton Solar’s net loss for six months ended June 30, 2016 was $1,142,303 as compared to a net loss of $392,544 for the six months ended June 30, 2015, an increase of 191%. The company’s accumulated deficit at June 30, 2016 was $2,122,368.

Twelve Months Ended December 31, 2015 Compared to Twelve Months Ended December 31, 2014

Operating expenses for the twelve months ended December 31, 2015 increased by 190% over the twelve months ended December 31, 2014, reflecting a significant increase in the company’s activity and efforts to advance research and development. General and Administrative expenses increased by 129% from $189,921 to $434,915, primarily as a result of increased salary expenses and legal expenses. Sales and Marketing costs increased from $3,076 to $110,825 due to the company’s initiation of marketing activities in 2015.

As a result, Rayton Solar’s net loss for the twelve months ended December 31, 2015 was $725,762 as compared to a net loss of $251,552 for the twelve months ended December 31, 2014, an increase of 189%. The company’s accumulated deficit at December 31, 2015 was $980,065.

In August 2014, Rayton Solar entered into a Joint Developments Agreement with Phoenix Nuclear Labs, LLC (“PNL”) for the development of the company’s ion implantation system technology (the “PNL Agreement”). The first phase of the PNL Agreement calls for Rayton Solar to pay development payments based on outlined tasks defined by the agreement totalling $283,967. The second phase of the agreement is for the production of a prototype accelerator system for which the final price Rayton Solar will be responsible for must be negotiated prior to its production. If and when a final price can be determined between the two parties, the PNL Agreement provides Rayton Solar with a supply agreement of up to five years, and would require the company to purchase at least nine accelerator systems. The PNL Agreement also includes a five year profit sharing of 3.5% of net profits payable to Rayton Solar for certain profits generated by PNL that include the Company’s technology. During the years ended December 31, 2015 and December 31, 2014, Rayton Solar recognized research and development costs of $170,380 and $56,793 related to the first phase of its agreement. As of December 31, 2015, $56,793 was due to PNL and is included in the accounts payable in the balance sheet with the related expense included within research and development in the accompany statement of operations. Such payable was paid subsequent to year end.

24

Liquidity and Capital Resources

As of June 30, 2016, Rayton Solar has cash of $1,103,026 as compared to cash of $364,351 as of December 31, 2015. Included in the current liabilities is a balance of $81,679 compared to $69,990 as of December 31, 2015. Total liabilities as of June 30, 2016 increased to $231,679 due to an increase in accrued liabilities.

As of December 31, 2015, Rayton Solar had cash of $364,351 as compared to cash of $3,411 as of December 31, 2014. Included in the current liabilities is a balance of $69,990 compared to $63,521 as of December 31, 2014. Total liabilities as of December 31, 2015 increased to $219,990 due to a $150,000 long-term convertible debt from ReGen America, Inc.

In 2015, Rayton Solar funded its co-engineering development fees primarily through a long-term convertible debt agreement with ReGen America, Inc. which its founder and CEO, Andrew Yakub is a 50% owner. The convertible debt in the amount of $150,000 was issued on June 12, 2015, at an interest rate of 3.25% per annum.

The long-term convertible debt agreement is more fully described below in “Interest of Management and Others in Certain Transactions” and in Exhibit 6.3 to the Offering Statement of which this Offering Circular forms a part.

Interest expense for the years ended December 31, 2015 and 2014 was $2,641 and zero, respectively.

Plan of Operations

We intend to pursue development of our PV modules and solar cells to enable future sales. These activities range from laboratory research to continued engineering and development.

We expect to use the net proceeds received from this offering in our efforts related to research and development, protection of our intellectual property, and exploration of market opportunities, as well as for working capital and other general corporate purposes. The net proceeds from this offering are anticipated to be approximately $43,025,026 (assuming the maximum offering amount is sold) after deducting estimated offering expenses of approximately $3,974,974, which is expected to be sufficient to fund our activities for at least the next 60 months following the offering. Our anticipated costs include employee salaries and benefits, compensation paid to consultants, capital costs for research and other equipment, costs associated with development activities including travel and administration, legal expenses, sales and marketing costs, general and administrative expenses, and other costs associated with an development stage technology company. We anticipate increasing the number of employees by up to approximately 3-7 employees; however, this is highly dependent on the nature of our development efforts. We anticipate adding employees in the areas of research and development, sales and marketing, and general and administrative functions as required to support our efforts. We expect to incur consulting expenses related to technology development and other efforts as well as legal and related expenses to protect our intellectual property. We expect capital expenditures to be between $2.3 million and $4.6 million annually, but these are highly dependent on the nature of the operations and how many particle accelerators are purchased.

The amounts that we actually spend for any specific purpose may vary significantly, and will depend on a number of factors including, but not limited to, the pace of progress of our commercialization and development efforts, actual needs with respect to product testing, research and development, market conditions, and changes in or revisions to our marketing strategies, as well as any legal or regulatory changes which may ensue. In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses; however, we do not have plans for any acquisitions at this time. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of our common stock.

25

There is a current market trend of declining prices in PV solar cells and solar modules. Although, Rayton Solar is projected to have both a significant advantage of both cost and efficiency, which we believe would minimize the effects of the trend, there is no certainty that government, commercial and retail consumers will continue to enter into the solar market.

Research and development of new technologies is, by its nature, unpredictable. Although we will undertake development efforts with commercially reasonable diligence, there can be no assurance that the net proceeds from this offering will be sufficient to enable us to develop our technology to the extent needed to create future sales to sustain operations as contemplated herein. If the net proceeds from this offering are insufficient for this purpose, we will consider other options to continue our path to commercialization, including, but not limited to: additional financing through follow-on stock offerings, debt financing, co-development agreements, curtailment of operations, suspension of operations, sale or licensing of developed intellectual or other property, or other alternatives.

If we are unable to raise the net proceeds that we believe are needed to develop our technology and enable future sales, we may be required to scale back our development plans by reducing expenditures for employees, consultants, business development and marketing efforts, and other envisioned expenditures. This could reduce our ability to commercialize our technology or require us to seek further funding earlier, or on less favorable terms, than if we had raised the full amount of the proposed offering. Moreover, even if we raise the net proceeds contemplated by this offering, we will need to raise substantial additional capital in the future to attempt to attain commercialization of our product candidates.

If management is unable to implement its proposed business plan or employ alternative financing strategies, it does not presently have any alternative proposals. In that event, investors should anticipate that their investment may be lost and there may be no ability to profit from this investment.

We cannot assure you that our development products will be approved or accepted, that we will ever earn revenues sufficient to support our operations or that we will ever be profitable. Furthermore, since we have no committed source of financing, we cannot assure you that we will be able to raise money as and when we need it to continue our operations. If we cannot raise funds as and when we need them, we may be required to severely curtail, or even to cease our operations.

26

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office[1]	Approximate Hours per week for part-time employees
Executive Officers:
Andrew Yakub	CEO and Founder, President, Treasurer, Secretary	29	October 27, 2013	Full-time
Directors:
Andrew Yakub	Chairman of the Board of Directors	29	October 27, 2013	Full-time
James Rosenzweig	Director	56	February 18, 2014	n/a
Mark Goorsky	Director	55	February 18, 2014	n/a

1 Dates appointed to office.

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such. There are no family relationships between any director or executive officer.

Executive Officers:

Andrew Yakub, Chief Executive Officer and Chairman of the Board of Directors.

Andrew Yakub is the founder of the company and has served as its Chief Executive Officer and Chairman of the Board of Directors since October 2013. Prior to Rayton Solar, in September 2009 Andrew founded and has since acted as the Chief Executive Officer of ReGen America, Inc. a producer of commercial and residential solar photovoltaic systems. In that position, he was responsible for the development of over 6 megawatts of solar installations. Mr. Yakub has ceased providing services to ReGen America, Inc. and currently devotes all of his time to Rayton Solar.

Named to Forbes’ “30 under 30” list in 2015, Mr. Yakub is a two time clean technology entrepreneur with a previous solar startup company.. Mr. Yakub’s experience spans from UCLA’s Particle Beam Physics Lab to NASA’s Jet Propulsion Lab and has managed over 6MW of commercial solar projects. He holds a BA in Physics from UC Santa Barbara.

Directors:

James Rosenzweig, Director

Dr. James Rosenzweig has been a Director at Rayton Solar since February 2014. He is a professor of physics at UCLA, a position he has held since 1999, and Chair of UCLA’s Physics and Astronomy Department. Dr. Rosenzweig is a world renowned expert in the physics of intense, ultra-fast charged particle beams and their interactions. He is a frequent lecturer in the US Particle Accelerator School and the author or co-author of over 400 scientific articles, and several topical books in beam and accelerator science. Dr. Rosenzweig is a co-founder of RadiaBeam Technologies, a manufacturer of particle accelerator components, diagnostics and turnkey accelerator systems. Dr. Rosenzweig received his Ph.D. from the University of Wisconsin – Madison in 1988.

27

Mark Goorsky, Director

Mark Goorsky has been a Director at Rayton Solar since February 2014. Dr. Goorsky is a Professor of Materials Science and Engineering at UCLA, where he was chair of the department from 2004-2009. He received his Ph.D. in Materials Science and Engineering in 1989 from the Massachusetts Institute of Technology, and his B.S. in Materials Science and Engineering in 1984 from Northwestern University. Dr. Goorsky held a post-doctoral position at the IBM Thomas J. Watson Research Center (Jan. 1989 - June 1991) and started at UCLA in 1991. Dr. Goorsky’s research focuses on materials integration and the relationship between materials defects and device performance in semiconductor structures. He is an expert in ion implantation, layer transfer and wafer bonding in addition to material integration for silicon-based implantation.

Significant Employees

Rayton Solar has engaged a team of experienced and world-renowned physicists and material science experts, distinguished entrepreneurs and managerial staff to further the business operations of the company, however, the company currently has no significant employees.

At the completion of this Offering, the company plans to hire two new employees: (1) a Chief Technology Officer to manage the engineering team and design the future machinery and implement a plan to build out and operation a pilot test line; and (2) a third Design Engineer.

28

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the compensation paid to our Chief Executive Officer for the year ended December 31, 2015.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Andrew Yakub	Director and Chief Executive Officer	-0-	-0-	-0-

Compensation for Directors

Directors James Rosenzweig and Mark Goorsky do not receive a salary; however, the company granted to each of them an option to purchase 4,500,000 shares of Common Stock pursuant to the 2014 Equity Incentive Plan at an exercise price per share of $.133 subject to the following vesting conditions: (i) 25% of the shares subject to each option shall vest and become exercisable on the first anniversary of the vesting commencement date (February 18, 2014) and (ii) the remaining 75% of the shares subject to each option shall vest and become exercisable in 12 successive equal quarterly instalments. As of June 30, 2016, 2,812,500 shares out of the 4,500,000 shares subject to each option had vested.

During 2015, Mr. Yakub was not paid compensation for his services as a director.

Prior to 2016, Andrew Yakub did not receive or accrue a salary as an officer. However, beginning February 2016, Mr. Yakub began receiving an annual salary of $108,000. In July 2016, his annual salary increased to $150,000. In addition, Mr. Yakub received 4,000,000 shares of common stock in 2016 with an assessed fair market value of $304,000 which is considered stock-based compensation to Mr. Yakub in 2016 as an officer under the guidelines of ASC 718.

29

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Set forth below is information regarding the beneficial ownership of Rayton Solar’s Common Stock, its only outstanding class of capital stock, as of June 30, 2016 by (i) each person whom the company knows owned, beneficially, more than 10% of the outstanding shares of its Common Stock, and (ii) all of the current officers and directors as a group. Rayton Solar believes that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of Beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Andrew Yakub, 25544 Paine Cir Stevenson Ranch, CA 91381	80,500,000 shares		58.57%
Common Stock	Marooned, Inc., 119 Washington Ave #101, Miami Beach, FL 33139	30,523,432 shares		22.21%
Common Stock	Directors: James Rosenzweig, 3842 S. Beverly Dr., Los Angeles, CA 90034; Mark Goorsky, 23621 via Beguine, Valencia, CA 91355	0 shares	3,937,500 in stock option shares convertible to Common Stock	0% (2.79%)(1)

(1) This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

30

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

ReGen America, Inc. Long-Term Convertible Debt Agreement

During the year ended December 31, 2015, Rayton Solar entered into a convertible debt agreement with ReGen America, Inc. for $150,000. Andrew Yakub, CEO of Rayton Solar, is a 50% owner of ReGen America, Inc. The note bears interest of 3.25% with a 6% default rate. The note is due in one lump sum on June 12, 2020 and accordingly, has been classified as a long term liabilities.

The note is convertible at the earliest of the following events: (1) the consumption of an investment by an institutional investor or corporate-strategic investor through a single transaction or related series of transaction in aggregate of over $500,000; (2) change in ownership of over 50%; and (3) the date that is five years subsequent to the notes effective date. The conversion price is equal to $20,000,000 divided by the aggregate number of shares of the company’s Common Stock on the date of conversion.

Rayton Solar plans to pay the debt of $150,000 at the completion of this Offering. See “Use of Proceeds To Issuer.”

31

SECURITIES BEING OFFERED

We are offering Common Stock to investors in this offering.

Our authorized capital stock consists of 200,000,000 shares of Common Stock, $0.0001 par value per share. 15,000,000 shares of Common Stock are currently reserved under the company’s 2014 Equity Incentive Plan, of which 11,785,000 shares are granted, however, as of the date of this Offering Circular, no options have been exercised. As of August 30, 2016, the company had 137,419,968 shares of Common Stock outstanding.

The holders of our Common Stock are entitled to one vote per share. In addition, the holders of our Common Stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

32

FINANCIAL STATEMENTS

Audited Financial Statements as of and for years ending December 31, 2015 and December 31, 2014

Unaudited Financial Statements as of June 30, 2016 and for six months ending June 30, 2016 and 2015.

F-1

Rayton Solar, Inc.

F-2

INDEPENDENT AUDITORS’ REPORT

To Board of Directors and Stockholders

Rayton Solar, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Rayton Solar, Inc. (the “Company”) which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rayton Solar, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, certain conditions including sustained losses since inception raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ dbbmckennon

Newport Beach, CA

March 31, 2016

F-3

RAYTON SOLAR, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2015 AND 2014

	December 31, 2015	December 31, 2014
Assets
Current assets
Cash	$364,351	$3,411
Other current assets	6,300	4,000
Current assets	370,651	7,411

Property and equipment, net	18,666	-
Other assets	5,523	5,523
Total assets	$394,840	$12,934

Liabilities and Stockholders' Equity (Deficit)
Accounts payable	$67,348	$23,521
Accrued liabilities	2,642	-
Related party advances	-	40,000
Current liabilities	69,990	63,521

Long-term convertible debt	150,000	-
Total liabilities	219,990	63,521

Commitments and contingencies (Note 5)	-	-

Stockholders' Equity (Deficit)
Common stock, par value $0.0001; 150,000,000 shares authorized; 104,325,383, and 79,957,116 issued and outstanding, as of December 31, 2015 and 2014, respectively	10,433	7,996
Additional paid-in capital	1,152,982	259,220
Subscription receivable	(8,500)	(63,500)
Accumulated deficit	(980,065)	(254,303)
Total stockholders' equity (deficit)	174,850	(50,587)
Total liabilities and stockholders' equity (deficit)	$394,840	$12,934

The accompanying notes are an integral part of these financial statements.

F-4

RAYTON SOLAR, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	Year Ended	Year Ended
	December 31, 2015	December 31, 2014

Revenues	$-	$-

Operating Expenses
General and Administrative	434,915	189,921
Sales and marketing	110,825	3,076
Research and development	181,265	57,755
Total operating expenses	727,005	250,752

Gross loss	(727,005)	(250,752)

Other income (expense):
Interest expense	(2,641)	-
Other income	4,684	-
Total other expense	2,043	-

Income before provision for income taxes	(724,962)	(250,752)

Provision for income taxes	800	800

Net loss	$(725,762)	$(251,552)

Net loss per common share - basic and diluted	$(0.01)	$(0.00)
Weighted average common shares outstanding - basic and diluted	90,122,146	78,407,772

The accompanying notes are an integral part of these financial statements.

F-5

RAYTON SOLAR, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	Common stock					Total
			Additional Paid-	Subscription	Accumulated	Stockholders’
	Shares	Amount	in Capital	Receivable	Deficit	Equity (Deficit)
December 31, 2013	76,676,667	$7,668	$2,733	$(7,650)	$(2,751)	$-

Sale of common stock for cash	3,230,449	323	204,677	(55,850)	-	149,150
Contributed capital - related party	-	-	43,350		-	43,350
Shares issued for services	50,000	5	495	-	-	500
Stock option compensation	-	-	7,965	-	-	7,965
Net loss	-	-	-	-	(251,552)	(251,552)
December 31, 2014	79,957,116	7,996	259,220	(63,500)	(254,303)	(50,587)
Check		-	-	-	-	-

Sale of common stock for cash	24,368,267	2,437	855,508	-	-	857,945
Subscription received	-	-	-	55,000		55,000
Contributed capital - related party	-	-	19,500	-	-	19,500
Stock option compensation	-	-	18,754	-	-	18,754
Net loss	-	-	-	-	(725,762)	(725,762)
December 31, 2015	104,325,383	$10,433	$1,152,982	$(8,500)	$(980,065)	$174,850

The accompanying notes are an integral part of these financial statements.

F-6

RAYTON SOLAR, INC.

STATEMENTS CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	Year ended	Year ended
	December 31, 2015	December 31, 2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(725,762)	$(251,552)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,622	-
Stock-based compensation	18,754	8,465
Changes in operating assets and liabilities:
Other current assets	(2,300)	(4,000)
Accounts payable	43,827	23,521
Accrued liabilities	2,642	-
Net cash used in operating activities	(656,217)	(223,566)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(25,288)	-
Deposits	-	(5,523)
Net cash used in investing activities	(25,288)	(5,523)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible debt	150,000	-
Proceeds from sale of common stock	912,945	149,150
Proceeds from related party advances	-	40,000
Repayment of related party advances	(40,000)
Contributed capital	19,500	43,350
Net cash provided by financing activities	1,042,445	232,500

Increase in cash and cash equivalents	360,940	3,411
Cash and cash equivalents, beginning of year	3,411	-
Cash and cash equivalents, end of year	$364,351	$3,411

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements

F-7

RAYTON SOLAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

Rayton Solar, Inc. was incorporated on October 17, 2013 (“Inception”) in the State of Delaware. The Company’s headquarters are located in Santa Monica, California.  The Company has developed a photovoltaic (solar) panel manufacturing technology that allows for solar energy panels to be manufactured at a fraction of the current manufacturing cost. We expect this technology will render solar power to be less expensive than energy produced from fossil fuels. The financial statements of Rayton Solar, Inc. (which may be referred to as "Rayton," the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company’s activities have been, and will be, directed toward furthering the development of our technology and securing capital to purchase equipment that will allow us to put our technology into production. As a result of our stage of development, the Company has no revenue producing assets. The Company operates in a rapidly changing technological market and its activities are subject to significant risks and uncertainties, including failing to secure additional funding to further exploit the Company’s current development.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

To date, the Company has not generated revenues from principal operations and we have sustained losses since Inception. Because losses will continue until such time that the Company can procure equipment and complete development of its manufacturing technology, we are reliant on financing to support operations. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the financial statements are issued.

Throughout 2016, the Company intends to fund its operations through the sale of common stock to third parties and related parties. If we cannot raise additional short term capital, we may consume all of our cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned operations, which could harm our business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. Significant estimates include, but are not limited to, recoverability of property and equipment and long-lived assets, valuation of stock options, and the valuation allowance related to deferred tax assets. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

F-8

RAYTON SOLAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2015 and 2014. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable, accrued liabilities, related party advances, and convertible notes payable. Fair values for these items were assumed to approximate carrying values because of their short term in nature or they are payable on demand.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of five (5) years. Leasehold improvements are depreciated over shorter of the useful life or lease life. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Patents and Trademark

Patents and trademarks are recorded at cost. Amortization is computed using the straight-line method over the estimated useful lives of the assets once they are awarded. Patents have not yet been awarded.

Impairment of Long-Lived assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. There were no impairment losses during the years ended December 31, 2015 and 2014. There can be no assurance, however, that market conditions will not change or demand for the Company’s products and services will continue, which could result in impairment of long-lived assets in the future.

Revenue Recognition

The Company will recognize revenue from 1) sales of silicon solar modules when (a) persuasive evidence that an agreement exists; (b) the products have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future manufacturing processes. Our research and development costs consist primarily of materials and outside services. We expense these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

F-9

RAYTON SOLAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

Stock Based Compensation

The Company accounts for stock options issued to employees under ASC 718 “Share-Based Payment”. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

In accordance with the guidance, an asset acquired in exchange for issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, the Company has accounted for certain issuances as other assets in the accompanying balance sheets.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 “Equity”. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Income Taxes

The Company applies ASC 740 “Income Taxes” (“ASC 740”).  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. At December 31, 2015 and 2014, the Company has established a full reserve against all deferred tax assets.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company maintains balances in excess of the federally insured limits.

The Company has 1 vendor as of December 31, 2015 and 2014 that makes up 84% and 82% of accounts payable, respectively. Management does not believe the loss of the vendors with material concentrations as noted above, would not have a significant impact on the Company’s operations.

Recent Accounting Pronouncements

In May 2014, and later amended in August 2015, the Financial Accounting Standards Board (“FASB”) issued new Accounting Standards Update (“ASU”) regarding revenue recognition under GAAP. This new guidance will supersede nearly all existing revenue recognition guidance and, and is effective for public entities for annual and interim periods beginning after December 31, 2017. Early adoption is permitted for reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact of this new guidance on the Company’s financial statements.

F-10

RAYTON SOLAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

In August 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-15, “Presentation of Financial Statements Going Concern”, which requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued and provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. The guidance is not expected to have a material impact on the Company’s financial statements.

In April 2015, FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which changes the presentation of debt issuance costs in financial statements. ASU 2015-03 requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of debt issuance costs will continue to be reported as interest expense. ASU 2015-03 is effective for annual reporting periods beginning after December 15, 2015. Early adoption is permitted. The guidance is not expected to have a material impact on the Company’s financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The amendments in this update simplify the presentation of deferred taxes by requiring deferred tax assets and liabilities be classified as noncurrent on the balance sheet. These amendments may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The amendments are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The guidance is not expected to have a material impact on the Company’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 840), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this standard are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for a public entity. Early adoption of the amendments in this standard is permitted for all entities and the Company must recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently in the process of evaluating the effect this guidance will have on its financial statements and related disclosures.

The Financial Accounting Standards Board issues Accounting Standard Updates to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31, 2015	December 31, 2014

Furniture and equipment	$9,788	$-
Leashold improvements	15,500	-
Accumulated depreciation	(6,622)	-
Furniture and equipment, net	$18,666	$-

Depreciation expense for the years ended December 31, 2015 and 2014 was $6,622 and $0 respectively.

F-11

RAYTON SOLAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4 – CONVERTIBLE DEBT

During the year ended December 31, 2015, the Company entered into a convertible debt agreement with a third party for $150,000. The note bears interest at 3.25% with a 6% default rate. The note is due in lump sum on June 12, 2020 and accordingly, has been classified as long term. The note is convertible at the earliest of the following events: 1) the consumption of an investment by an institutional investor or corporate-strategic investor through a single transaction or related series of transaction in aggregate of over $500,000, 2) change in ownership of over 50%, and 3) the date that is five years subsequent to the notes effective date. The conversion price is equal to $20,000,000 divided by the aggregate number of shares of the Company’s common stock on the date of conversion.

Interest expense for the years ended December 31, 2015 and 2014 was $2,641 and zero, respectively.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Lease

The Company has entered into lease agreements with for its corporate office in Santa Monica, CA. The lease is for 26 months with lease payments ranging from $5,106 to $5,523. The following table summarizes the Company's future minimum commitment under lease agreement as of December 31, 2015:

2016	$63,935
2017	$22,091

Rent expense for the years ended December 31, 2015 and 2014 was $81,293 and $6,794, respectively.

Research and Development Agreement

In August 2014 the Company entered into a research and development agreement with Phoenix Nuclear Labs, LLC (“PNL”) for the development of the Company’s ion implantation system technology (the “PNL Agreement”).  The first phase of the PNL Agreement calls for development payments based on outlined tasks defined by the agreement totaling $283,967.  The second phase of the agreement is for the production of a prototype accelerator system for which the final price must be negotiated prior to its production.  If and when a final agreeable price can be determined between the two parties, the PNL Agreement provides for a supply agreement of up to five (5) years, and would require the purchase of at least nine (9) accelerator systems.  The PNL Agreement also includes a five (5) year profit sharing fees of 3.5% of net profits payable to the Company for certain profits generated by PNL that include the Company’s technology. During the years ended December 31, 2015 and 2014, the Company recognized research and development costs of $170,380 and $56,793, respectively, related to the first phase of this agreement, and are included in research and development expense in the accompanying statement of operations  As of December 31, 2015, $56,793 was due to PNL and included in accounts payable in the accompanying balance sheet with the related expense included within research and development in the accompanying statement of operations. Such payable was paid subsequent to year end.

NOTE 6 – STOCKHOLDERS DEFICIT

Common Stock

We have authorized the issuance of 150,000,000 shares of our common stock, each share having a par value of $0.0001.

Contributed Capital

During the years ended December 31, 2015 and 2014 our Chief Executive Officer contributed $19,500 and $43,350, respectively.

Private Placement

During the years ended December 31, 2015 and 2014, the Company entered into various subscription agreements and issued 24,368,267 and 3,230,449 shares of common stock for funds received of $857,945 and $149,150, respectively. During the two years ended December 31, 2015, the Company issued shares ranging from $0.012 to $0.10 per share. The shares issued at $0.10 were to related parties.

F-12

RAYTON SOLAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2015 and 2014, the Company maintained a subscription receivable from a related party of $8,500 and $63,500, respectively for shares that were issued for which the related funds had not yet been received. The Company expects to receive the funds in full.

As part of the private placements above, the Company entered into a securities purchase agreement with Marooned, Inc. (“Marooned Agreement”) which agreed to fund the subscription agreement in three tranches. During the year ended December 31, 2015, the first tranche of $150,000 was received for the issuance of 5,514,706 shares of common stock. The second and third tranche of $150,000 and $200,000 for 5,514,706 and 7,352,941 shares of common stock were to be made on January 15 and February 15, 2016, respectively. Upon the third tranche of funds being received, the Company was obligated to issue and additional 280,000 shares of common stock. Subsequent to year end, the funds were received, see Note 9.

The Marooned Agreement includes piggyback registration rights which require the Company to include in any registration statement to register thee shares for resale in accordance with securities law.

Shares Issued for Services

During the years ended December 31, 2014, the Company entered into various agreements with third parties for short term projects related to marketing efforts. In connection with those agreements, the Company issued 50,000 to one individual with a value of $500. The shares issued were fully vested upon issuance. There were no shares issued in 2015 for such services.

Stock Options

On February 18, 2014, our Board of Directors adopted the 2014 Equity Incentive Plan (the “2014 Plan”).  The 2014 Plan provides for the grant of equity awards to our directors, employees, and certain key consultants, including stock options to purchase shares of our common stock, stock appreciation rights (“SARs”), stock awards, and performance shares.  Up to 15,000,000 shares of our common stock may be issued pursuant to awards granted under the 2014 Plan, subject to adjustment in the event of stock splits and other similar events. The 2014 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

During 2015 and 2014, the Company granted 185,000 and 10,600,000 options to various employees and contractors. Each option had a life of ten years, had exercise price of approximately $0.13 and had vesting terms ranging from three to four years. The Company will expense the value of the options over the vesting period of three to four years for the employees. For non-employees the Company revalued the fair market value of the options at each reporting period under the provisions of ASC 505.  The Company valued the options using the Black-Scholes pricing model on the date of grant using the following inputs.

	December 31, 2015	December 31, 2014
Expected life (years)	4.5 - 6.25	6.25
Risk-free interest rate	1.5 – 1.6%	1.5 – 1.7%
Expected volatility	80%	80%
Annual dividend yield	0%	0%

The total value of the options issued during 2015 and 2014 to employees and directors was zero and $32,300 which will be recognized over vesting terms. Options issued to consultants will be revalued periodically based on the guidance of ASC 505.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's employee stock options.

F-13

RAYTON SOLAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company's common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future

A summary of the Company’s stock options activity and related information is as follows:

		Weighted	Weighted average
	Number of	Average Exercise	Remaining
	Shares	Price	Contractual Term
Outstanding at December 31, 2013	-	$-	-
Granted	10,600,000	0.13	10.0
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2014	10,600,000	0.13	9.2
Granted	185,000	0.13	10.0
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2015	10,785,000	$0.13	8.2

Exercisable at December 31, 2014	-	$-	-
Exercisable at December 31, 2015	5,187,500	$0.13	8.2

As of December 31, 2015, there was approximately $16,243 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted to employees and directors under the Plan. That cost is expected to be recognized over the next four years as follows: 2016 - $8,670 and 2017 - $7,573.

Based on the current valuations, total unrecognized compensation costs related to non-vested share-based compensation arrangements with contractors totaled $21,876. Such compensation cost may change based on the revaluation of options issued to consultants under ASC 505 and will be recognized through 2019.

During the years ended December 31, 2015 and 2014, stock option compensation was $18,754, and 7,965, respectively, and included in general and administrative expenses in the accompanying statement of operations.

NOTE 7 – RELATED PARTY TRANSACTIONS

Related Party Advances

From time to time during the year ended December 31, 2014, the Company received advances from related parties for short-term working capital totaling $40,000. Such advances were considered short-term and non-interest bearing. In 2015, all amounts were repaid.

F-14

RAYTON SOLAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

Contributed Capital

Since inception of the Company, our Chief Executive Officer has contributed funds for working capital. See Note 6 for additional details.

Private Placement

During the years ended December 31, 2015 and 2014, related parties participated in the private placement offering; they purchased, in the aggregate, 3,527,743 shares for $224,500 during this two-year period. In addition, the subscription receivable as of December 31, 2015 and 2014, totaling $8,500 and $63,500, respectively, is due from a related party.

NOTE 8 – INCOME TAXES

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31:

	2015	2014
Current tax provision:
Federal	$-	$-
State	800	800
Total	800	800

Deferred tax provision:
Federal	(323,000)	(83,000
State	(55,000)	(14,000
Total	(378,000)	(97,000
Valuation allowance	378,000	97,000
Total provision for income taxes	$800	$800

Reconciliations of the U.S. federal statutory rate to the actual tax rate are as follows for the period ended December 31:

	2015	2014
Federal tax benefit at statutory rate	34.0%	34.0%
Permanent differences:
State taxes, net of federal benefit	5.8%	5.8%
Stock compensation	-1.0%	-1.3%
Non-deductible entertainment	-0.0%	-0.1%
Temporary differences:
Accounts payable and accrued liabilities	-2.4%	0.0%
Other	2.4%	0.1%
Change in valuation allowance	-38.8%	-38.5%
Total provision	0.0%	0.0%

F-15

RAYTON SOLAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

The components of our deferred tax assets (liabilities) for federal and state income taxes consisted of the following as of December 31:

	Asset (Liability)
	2015	2014
Current:
Other	$27,000	$10,000

Noncurrent:
Net operating loss carryforwards	351,000	87,000
Valuation allowance	(378,000)	(97,000
Net deferred tax asset	$-	$-

Based on federal tax returns filed, or to be filed, through December 31, 2015, we had available approximately $351,000 in U.S. tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986, which assesses the utilization of a Company’s net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure.  Net operating loss carryforwards start to expire 2033 or 20 years for federal income and state tax reporting purposes.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction.  The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all period starting in 2013.  The Company currently is not under examination by any tax authority.

NOTE 9 – SUBSEQUENT EVENTS

Subsequent to year end, the Company received the second and third tranche of funds related to the Marooned Agreement as described in Note 6 totaling $350,000. Upon receiving the funds, the Company issued the 12,867,647 shares of common stock connected to the second and third tranche plus an additional 280,000 shares of common stock upon the final payment being received per the terms of the agreement.

On January 18, 2016, the Company granted 125,000 stock options to and employee per the terms of their employment agreement. The options have terms similar to those disclosed in Note 6.

In February 2016, the Company sold 2,740,672 shares of common stock for $200,000 to a third party investor.

The Company has evaluated subsequent events that occurred after December 31, 2015 through March 31, 2016, the issuance date of these financial statements. There have been no other events or transactions during this time which would have a material effect on these financial statements.

F-16

RAYTON SOLAR, INC.

BALANCE SHEETS

(UNAUDITED)

	June 30, 2016	December 31, 2015
Assets
Current assets
Cash	$1,103,026	$364,351
Other current assets	3,150	6,300
Current assets	1,106,176	370,651

Property and equipment, net	29,353	18,666
Other assets	5,523	5,523
Total assets	$1,141,052	$394,840

Liabilities and Stockholders' Equity (Deficit)
Accounts payable	$75,000	$67,348
Accrued liabilities	6,679	2,642
Current liabilities	81,679	69,990

Long-term convertible debt - related party	150,000	150,000
Total liabilities	231,679	219,990

Commitments and contingencies (Note 5)	-	-

Stockholders' Equity
Common stock, par value $0.0001; 200,000,000 shares authorized; 137,419,968 and 104,325,383 issued and outstanding, as of June 30, 2016 and December 31, 2015, respectively	13,742	10,433
Additional paid-in capital	3,026,499	1,152,982
Subscription receivable	(8,500)	(8,500)
Accumulated deficit	(2,122,368)	(980,065)
Total stockholders' equity	909,373	174,850
Total liabilities and stockholders' equity	$1,141,052	$394,840

The accompanying notes are an integral part of these financial statements.

F-17

RAYTON SOLAR, INC.

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Six Months	Six Months
	Ended June 30,	Ended June 30,
	2016	2015

Revenues	$-	$-

Operating Expenses
General and Administrative	732,322	199,796
Sales and marketing	335,333	79,350
Research and development	72,210	117,722
Total operating expenses	1,139,865	396,868

Loss from operations	(1,139,865)	(396,868)

Other income (expense):
Interest expense	(2,438)	(360)
Other income	-	4,684
Total other expense	(2,438)	4,324

Net loss	$(1,142,303)	$(392,544)
Net loss per common share - basic and diluted	$(0.01)	$(0.00)
Weighted average common shares outstanding - basic and diluted	117,519,253	80,869,220

The accompanying notes are an integral part of these financial statements.

F-18

RAYTON SOLAR, INC.

STATEMENTS CASH FLOWS

(UNAUDITED)

	Six Months Ended	Six Months Ended
	June 30, 2016	June 30, 2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,142,303)	$(392,544)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,805	1,895
Stock-based compensation	321,727	6,684
Changes in operating assets and liabilities:
Other current assets	3,150	4,000
Accounts payable	7,651	3,199
Accrued liabilities	4,037	20,381
Net cash used in operating activities	(799,933)	(356,385)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(16,492)	(16,394)
Net cash used in investing activities	(16,492)	(16,394)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party convertible debt	-	150,000
Proceeds from sale of common stock	1,555,100	241,000
Contributed capital	-	16,000
Net cash provided by financing activities	1,555,100	407,000

Increase in cash and cash equivalents	738,675	34,221
Cash and cash equivalents, beginning of year	364,351	3,411
Cash and cash equivalents, end of year	$1,103,026	$37,632

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

F-19

RAYTON SOLAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – NATURE OF OPERATIONS

Rayton Solar, Inc. was incorporated on October 17, 2013 (“Inception”) in the State of Delaware. The Company’s headquarters are located in Santa Monica, California.  The Company has developed a photovoltaic (solar) panel manufacturing technology that allows for solar energy panels to be manufactured at a fraction of the current manufacturing cost. We expect this technology will render solar power to be less expensive than energy produced from fossil fuels. The financial statements of Rayton Solar, Inc. (which may be referred to as "Rayton," the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company’s activities have been, and will be, directed toward furthering the development of our technology and securing capital to purchase equipment that will allow us to put our technology into production. The Company operates in a rapidly changing technological market and its activities are subject to significant risks and uncertainties, including failing to secure additional funding to further exploit the Company’s current development.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

To date, the Company has not generated revenues from principal operations and we have sustained losses since Inception. Because losses will continue until such time that the Company can procure equipment and complete development of its manufacturing technology, we are reliant on financing to support operations. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the financial statements are issued.

Throughout 2016 and into 2017, the Company intends to fund its operations through cash on hand, the sale of common stock, including the sale of stock through Regulation A. If we cannot raise additional short term capital, we may consume all of our cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned operations, which could harm our business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements of Rayton Solar, Inc. have been prepared in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP) for interim financial information and in accordance with Rule 8-03 of Regulation S-X per Regulation A requirements. Certain information and disclosures normally included in the annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. These interim financial statements should be read in conjunction with the audited annual financial statements of the Company for the years ended December 31, 2015 and 2014. The results of operations for the six months ended June 30, 2016 are not necessarily indicative of the results that may be expected for the full year.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. Significant estimates include, but are not limited to, recoverability of property and equipment and long-lived assets, valuation of stock options, and the valuation allowance related to deferred tax assets. It is reasonably possible that changes in estimates will occur in the near term.

F-20

RAYTON SOLAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of five (5) years. Leasehold improvements are depreciated over shorter of the useful life or lease life. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Depreciation expense for the six months ended June 30, 2016 and 2015 was $5,805 and $1,895 respectively.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future manufacturing processes. Our research and development costs consist primarily of materials and outside services. We expense these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

Research and development expense for the six-months ended June 30, 2016 and 2015 was $72,210 and $117,722, respectively.

Stock Based Compensation

The Company accounts for stock options issued to employees under ASC 718 “Share-Based Payment”. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 “Equity”. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Recent Accounting Pronouncements

The Financial Accounting Standards Board issues Accounting Standard Updates to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

F-21

RAYTON SOLAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 – CONVERTIBLE DEBT

During the year ended December 31, 2015, the Company entered into a convertible debt agreement with an entity co-owned by our Chief Executive Officer for $150,000. The note bears interest at 3.25% with a 6% default rate. The note is due in lump sum on June 12, 2020 and accordingly, has been classified as long term. The note is convertible at the earliest of the following events: 1) the consumption of an investment by an institutional investor or corporate-strategic investor through a single transaction or related series of transaction in aggregate of over $500,000, 2) change in ownership of over 50%, and 3) the date that is five years subsequent to the notes effective date. The conversion price is equal to $20,000,000 divided by the aggregate number of shares of the Company’s common stock on the date of conversion.

Interest expense for the six months ended June 30, 2016 and 2015 was $2,438 and $360, respectively.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with, and does not know of, any pending or threatening litigation against the Company or any of its officers.

Research and Development Agreement

In August 2014, the Company entered into a research and development agreement with Phoenix Nuclear Labs, LLC (“PNL”) for the development of the Company’s ion implantation system technology (the “PNL Agreement”).  The first phase of the PNL Agreement calls for development payments based on outlined tasks defined by the agreement totaling $283,967.  The second phase of the agreement is for the production of a prototype accelerator system for which the final price must be negotiated prior to its production.  If and when a final agreeable price can be determined between the two parties, the PNL Agreement provides for a supply agreement of up to five (5) years, and would require the purchase of at least nine (9) accelerator systems.  The PNL Agreement also includes a five (5) year profit sharing fees of 3.5% of net profits payable to the Company for certain profits generated by PNL that include the Company’s technology.  During the six months ended June 30, 2016 and 2015, the Company recognized research and development costs of $56,793 and $113,587 related to the first phase of this PNL Agreement.  As of June 30, 2016, all amounts under Phase 1 have been paid in full.

NOTE 5 – STOCKHOLDERS DEFICIT

Common Stock

We have authorized the issuance of 200,000,000 shares of our common stock, each share having a par value of $0.0001.

Contributed Capital

During the six months ended June 30, 2016 and 2015 our Chief Executive Officer contributed zero and $16,000, respectively.

Private Placements

The Company entered into a securities purchase agreement with Marooned, Inc. (“Marooned Agreement”) which agreed to fund the Company in three tranches. During the year ended December 31, 2015, the first tranche of $150,000 was received for the issuance of 5,514,706 shares of common stock. The second and third tranche of $150,000 and $200,000 for 5,514,706 and 7,352,941 shares of common stock, or approximately $0.029 per share, respectively, were received during the six months ended June 30, 2016. Upon the third tranche of funds being received, the Company was obligated to issue and additional 280,000 shares of common stock. Such shares are considered a cost of capital.

F-22

RAYTON SOLAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

The Marooned Agreement includes piggyback registration rights which require the Company to include in any registration statement to register the shares for resale in accordance with securities law.

During the six-months ended June 30, 2016, the Company sold 2,937,740 shares of common stock for $215,100 or $0.073 per share, to various other third party investors.

During the six months ended June 30, 2015, the Company sold 3,364,142 shares of common stock for $186,000 to various investors. Of these amounts 565,675 shares of common stock for $31,000 were issued to related parties.

During the six-months ended June 30, 2015, the Company received $55,000 from subscriptions receivable that were outstanding as of December 31, 2014.

As of June 30, 2016 and December 31, 2015, the Company maintained a subscription receivable from a related party of $8,500, respectively for shares that were issued for which the related funds had not yet been received. The Company expects to receive the funds in full.

Shares Issued for Services

During the six months ended June 30, 2016, the Company issued 4,000,000 shares of common stock to Andrew Yakub, the Company’s Chief Executive Officer for services provided. The Company valued these based on sale of common stock to third parties which was deemed the fair market value. Accordingly, stock based compensation of $304,000 was recognized and included in general and administrative expense in the accompanying balance sheet.

Stock Options

On February 18, 2014, our Board of Directors adopted the 2014 Equity Incentive Plan (the “2014 Plan”).  The 2014 Plan provides for the grant of equity awards to our directors, employees, and certain key consultants, including stock options to purchase shares of our common stock, stock appreciation rights (“SARs”), stock awards, and performance shares.  Up to 15,000,000 shares of our common stock may be issued pursuant to awards granted under the 2014 Plan, subject to adjustment in the event of stock splits and other similar events. The 2014 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

As of December 31, 2015 there were 10,785,000 options outstanding under the plan.

During six months ended June 30, 2016, the Company granted 1,000,000 stock options to employees and consultants. The Company valued these options under ASC 718 and revalued options previously granted to consultants in accordance with ASC 505 using the Black-Scholes pricing model, using the following range of inputs.

June 30, 2016
Expected life (years)	4.25 - 6.25
Risk-free interest rate	1.0%
Expected volatility	80%
Annual dividend yield	0%

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's employee stock options.

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

F-23

RAYTON SOLAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company's common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future

During the six months ended June 30, 2016 and 2015, stock option compensation was $17,727, and $6,684, respectively, and included in general and administrative expenses in the accompanying statement of operations.

NOTE 6 – RELATED PARTY TRANSACTIONS

Contributed Capital

Since inception of the Company, our Chief Executive Officer has contributed funds for working capital. See Note 5 for additional details.

Private Placement

The Company has entered into various subscription agreements with related parties during 2015. See Note 5 for details of shares issued to related parties and subscription receivable outstanding.

Convertible Debt

See Note 3 for a convertible debt with an entity co-owned by our Chief Executive Officer and the related interest on said debt for the periods being presented.

NOTE 7 – SUBSEQUENT EVENTS

As of August 30, 2016, the Company increased the authorized common shares to be issued to 200,000,000. Such increase has been reflected herein.

The Company has evaluated subsequent events that occurred after June 30, 2016 through September 22, 2016, the issuance date of these financial statements. There have been no other events or transactions during this time which would have a material effect on these financial statements.

F-24

PART III

INDEX TO EXHIBITS

1.	Issuer Agreement with StartEngine Crowdfunding Inc.*

2.1	Certificate of Incorporation*

2.2	Amendment to Certificate of Incorporation*

2.3	Bylaws*

4.	Form of Subscription Agreement

6.1	Joint Development Agreement dated as of August 11, 2014 by and between Phoenix Nuclear Laboratories, LLC and the Company.*

6.2	2014 Equity Incentive Plan*

6.3	Convertible Promissory Note with ReGen America Inc.*

8.	Form of Escrow Agreement with Provident Trust Group LLC

11.	Consent of Auditing Accountant, dbbmckennon

12.	Attorney opinion on legality of the offering**

13.	“Test the waters” materials*

*Previously filed

**To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on November 28, 2016.

Rayton Solar, Inc.

/s/ Andrew Yakub

By Andrew Yakub, Chief Executive Officer of Rayton Solar, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Andrew Yakub

Andrew Yakub, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, and Chairman of the Board of Directors

Date: November 28, 2016

/s/ James Rosenzweig

James Rosenzweig, Director

Date: November 28, 2016

/s/ Mark Goorsky

Mark Goorsky, Director

Date: November 28, 2016